Exhibit 5.1

June 15, 2006	26600.00050

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California 92612-1400

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are furnishing this opinion of counsel to Autobytel Inc., a Delaware corporation (the “Company”), for filing as Exhibit 5.1 to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed, on or about June 16, 2006, by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of an aggregate of 3,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, 1,000,000 of which are issuable under the Company’s Inducement Stock Option Agreement with James E. Riesenbach (the “Riesenbach Agreement”) dated March 20, 2006, and 2,000,000 of which are issuable under the Company’s 2006 Inducement Stock Option Plan adopted by the directors of the Company on June 12, 2006 (the “Plan” and together with the Riesenbach Agreement, the “Plans”).

We have examined the Plans and exhibits thereto, as applicable, the Company’s certificate of incorporation and bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of records of corporate action of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, and such other instruments and documents as we deemed necessary, as a basis for the opinions hereinafter expressed. In addition, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the originals, and that all such originals were authentic and complete; (iv) the legal capacity of all individuals executing documents; (v) the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; and

Autobytel Inc.

June 15, 2006

(vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when purchased and paid for as required under the Plans and pursuant to the agreements which accompany a grant under the Plans, will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, as in effect as of the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion letter is rendered solely to you in connection with the issuance of the Shares pursuant to the Plans. This opinion letter may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion letter speaks as of the date hereof and through the effectiveness of the Registrations Statement; however, we assume no obligation to advise you or any other person or entity hereafter with regard to any change in the circumstances or the law that

Autobytel Inc.

June 15, 2006

may bear on the matters set forth herein after the effectiveness of the Registration Statement even though the change may affect the legal analysis, legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP